CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CORNERSTONE PHARMACEUTICALS, INC.

(Pursuant to Section 805 of the New York
Business Corporation Law)

Cornerstone Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the New York Business Corporation Law (the “Corporation”), does hereby certify:

FIRST: That the name of the Corporation is Cornerstone Pharmaceuticals, Inc.

SECOND: That the Certificate of Incorporation of the Corporation was filed by the Secretary of State on November 21, 2001.

THIRD: The Amendments to the Certificate of Incorporation effected by this Amendment are as follows:

(a) To revise Paragraph FOURTH, Section 8(c)(vii) to read as follows:

“(vii) incur indebtedness for borrowed money in an amount that would cause the Corporation’s aggregate indebtedness for borrowed money to exceed $10,000,000;”

(b) To revise Paragraph FOURTH, Section 9(e)(i) to read as follows:

“(e) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Rate, subject to adjustments as provided in Section 9(i) herein, (A) on the date that the first registration statement filed by the Company with the Securities and Exchange Commission on Form SB-2 is declared effective by the Securities and Exchange Commission or (B) upon receipt by the Corporation of a written notice from the holders of a Required Percentage of the Series A Preferred Stock electing to convert their shares of Series A Preferred Stock.”

FOURTH: To accomplish the foregoing amendment the description of the Series A Convertible Preferred Stock set forth in Article FOURTH of the Certificate of Incorporation is hereby amended in its entirety to read as follows:
Series A Convertible Preferred Stock

Section 1. Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be 6,050,000. Such series is referred to herein as the “Series A Preferred Stock” and shall have a par value of $.001 per share and a stated value (the “Stated Value”) of $1.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock).

Section 2. Reduction of Authorized Shares. The number of authorized shares of the Series A Preferred Stock may be reduced or eliminated by the Board or a duly authorized committee thereof in compliance with the General Corporation Law of the State of New York and the terms hereof stating that such reduction has been authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the sum of the number of shares then issued and outstanding and the number of shares issuable pursuant to rights or warrants then outstanding to subscribe for or purchase, or any options then outstanding for the purchase of shares of Series A Preferred Stock or upon the conversion or exercise of any securities then outstanding convertible or exchangeable into Series A Preferred Stock.

Section 3. Certain Definitions. For purposes hereof the following definitions shall apply:

“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by the specified Person. As used herein, the term “control” means the possession by a Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract or otherwise.

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which shall be in the State of New York a legal holiday or a day on which banking institutions in the State of New York are authorized by law to close.

“Closing Price” of any security, for each Trading Day, shall mean the last sale price of such security, regular way, on such Trading Day or, in case no such reported sales take place on such Trading Day, the average of the last reported bid and asked prices of such security, regular way, on such Trading Day, in either case on the principal national securities exchange on which such security is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing bid price of such security, regular way, as reported by the Nasdaq, or other similar organization if Nasdaq is no longer reporting such information, or, if such security is not reported on Nasdaq, the high per share bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization.

“Common Stock” shall mean the common stock, par value $.001 per share, of the Corporation.

“Conversion Price” shall have the meaning assigned to such term in Section 9(b) hereof.

“Conversion Rate” shall have the meaning assigned to such term in Section 9(b) hereof.

“Corporation” shall mean Cornerstone Pharmaceuticals, Inc, a corporation organized and existing under the laws of the State of New York.

“Fair Market Value” of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and the holders of a Majority of the Series A Preferred Stock then outstanding. The Fair Market Value of cash is its face amount. If the Corporation and the holders of a Majority of the Series A Preferred Stock then outstanding are unable to reach agreement on any valuation of property or securities, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board and the holders of a Majority of the Series A Preferred Stock (or, if such selection cannot be agreed upon promptly, or in any event within 10 days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

“Fully Diluted Basis” shall mean the number of shares of Common Stock that would be outstanding upon the conversion of all outstanding shares of Series A Preferred Stock, all other series of Preferred Stock, plus the shares of Common Stock issuable upon conversion or exercise, as the case may be, of all securities of the Corporation convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Common Stock of the Corporation, including but not limited to, options and warrants of the Corporation.

“Issuance Date” shall mean the date of original issuance of the Series A Preferred Stock.

“Junior Stock” shall mean the Common Stock and any shares of stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series A Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up, merger, consolidation, or sale of all or substantially all of the assets, of the Corporation, (ii) dividends or (iii) voting.

“Liquidation Amount” shall have the meaning assigned to such term in Section 5(a) hereof.

“Majority of the Series A Preferred Stock” shall mean more than 50% of the outstanding shares of Series A Preferred Stock.

“Market Price” shall mean the average Closing Price, for the 20 consecutive Trading Days ending with the Trading Day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period); provided, however, that if the prices referred to in the definition of Closing Price cannot be determined for such period, “Market Price” shall mean Fair Market Value.

“Person” means any natural person or any general partnership, limited partnership, limited liability partnership, corporation, joint venture, trust, business trust, cooperative, association, or limited liability company, and shall include the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Preferred Stock” shall mean the unclassified preferred stock of the Corporation.

“Qualifying Public Offering” shall have the meaning assigned to such term in Section 9(e) hereof.

“Registered Holders” shall mean, at any time, the holders of record of the Series A Preferred Stock.

“Relation” means a natural Person's spouse, or the parents, grandparents, brothers, sisters, children or grandchildren of such Person, or of such Person's spouse.

“Required Percentage” shall mean the holders of not less than sixty six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock; provided that on and after the date that the Corporation files (the “Regulatory Filing”) an investigational new drug (“IND”) application with the U.S. Food and Drug Administration with respect to one of the Corporation’s products, “Required Percentage” shall mean the holders of a Majority of the Series A Preferred Stock.

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock of the Corporation.

“Stock Market” shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System (“NNM”) or The Nasdaq SmallCap Market (“SCM” and, together with NNM, “Nasdaq”) or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

“Subsidiary” or “Subsidiaries” shall mean, individually or collectively, any corporation, limited liability company or other entity, a majority of the voting stock or interest of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

“Trading Day” shall mean a day on which the relevant Stock Market is open for the transaction of business.

“Voting Stock” shall mean any shares of the Corporation having general voting power in electing the Board (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the occurrence of any contingency). Without limitation of any such shares that might constitute Voting Stock, the Common Stock and the Series A Preferred Stock are Voting Stock.

Section 4. Dividends.

(a) Subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise. Any reference to “distribution” contained in this Section 4, unless noted otherwise, shall not include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b) If and when the Corporation shall declare any dividend or distribution on any Junior Stock (other than those payable solely in securities of the Corporation), the Corporation shall, concurrently with the declaration of such dividend or distribution on the Junior Stock, declare a like dividend or distribution, as the case may be, on the Series A Preferred Stock in an amount per share equal to (i) the amount of the dividend or distribution per share of Junior Stock (or per share of Common Stock which such Junior Stock is then convertible, as the case may be) multiplied by (ii) the number of shares of Common Stock into which one share of Series A Preferred Stock is then convertible.

(c) No dividend or distribution, as the case may be, may be declared on any Junior Stock (other than those payable solely in securities of the Corporation) during any fiscal year unless a dividend or distribution, as the case may be, is declared on the Series A Preferred Stock in accordance with Section 4(b) above.

(d) Any dividend or distribution payable to the holders of the Series A Preferred Stock pursuant to this Section 4 shall be paid to such holders at the same time as the dividend or distribution on the Junior Stock by which it is measured is paid.

(e) All dividends or distributions declared and/or paid upon the Series A Preferred Stock shall be declared and/or paid pro rata per share.

(f) So long as any shares of the Series A Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with or junior to the Series A Preferred Stock as to dividends or distributions or otherwise upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless all dividends and distributions, if any, accrued but unpaid on all outstanding shares of the Series A Preferred Stock shall have been paid or set apart for payment.

(g) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or distributions shall be declared or paid or shall be set apart for payment on any class or series of stock of the Corporation ranking, as to dividends or distributions, on a parity with or junior to the Series A Preferred Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock.

Section 5. Liquidation Rights of Series A Preferred Stock.

(a) Preference of Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the prior and superior rights of the holders of any shares of any series or class of capital stock ranking prior and superior to the shares of the Series A Preferred Stock with respect to liquidation, holders of the Series A Preferred Stock will receive, pro rata (on the basis of the number of shares of Series A Preferred Stock then outstanding), prior and in preference to the holders of any Junior Stock, but pari passu with shares of Preferred Stock ranking on a parity with the Series A Preferred Stock (on the basis of the relative liquidation amounts for each such series), both the (A) the Stated Value (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock) per share plus declared but unpaid dividends or distributions (other than dividends or distributions in respect of the Liquidation Amount) on the Series A Preferred Stock, if any (collectively, the “Liquidation Amount”) and (B) the Shared Allocation Amount (as such term is defined in Section 6(b)).

(i) If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of outstanding shares of Series A Preferred Stock held by such holders on a pari passu basis with the holders of shares of Preferred Stock, if any, ranking on a parity with the Series A Preferred Stock (on the basis of the relative liquidation amounts for each such security).

(ii) All shares of Series A Preferred Stock shall rank as to payment or distribution of any amounts provided for in Section 5, upon the occurrence of a Liquidation Event, senior to the Junior Stock as provided herein and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's Preferred Stock.

Section 6. Merger, Consolidation.

(a) At any time, in the event of:

(i) any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity or the shares of capital stock of the Corporation constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into other stock or securities, cash and/or any other property, excluding any such transaction effected exclusively to change the domicile of the Corporation; or

(ii) a sale or other disposition of all or substantially all of the assets of the Corporation (any such event in (i) or (ii), a “Merger Event”), then the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock of the Corporation, an amount equal to the greater of:

(A) the Liquidation Amount, which Liquidation Amount, in the event of a transaction referred to in Section 6(a)(i), may be paid in cash, property (valued as provided in Section 6(d)) and/or securities (valued as provided in Section 6(d)) of the entity surviving such Merger Event. In the case of property or in the event that any such securities are subject to an investment letter or other similar restriction on transferability, the Fair Market Value of such property or securities shall be determined in accordance with the provisions herein; or

(B) the Shared Allocation Amount, as defined in paragraph (b) below.

(b) “Shared Allocation Amount” shall mean the amount that the holders of Series A Preferred Stock would be entitled to receive if all such holders of Series A Preferred Stock, all other series of Preferred Stock, if any, all holders of Common Stock, and all holders of any other securities convertible into, exercisable for, or exchangeable for, Common Stock, on a fully diluted basis, shared the aggregate available proceeds of the applicable Merger Transaction (or in the case of a Liquidation Event, the assets of the Corporation available for distribution to its shareholders) pro rata based on the relationship that the number of shares of outstanding Common Stock issuable upon the conversion of all shares of Series A Preferred Stock bears to the total number of shares of outstanding Common Stock on a Fully Diluted Basis.

(c) Before any payment or distribution is made to the holders of any Junior Stock, the Liquidation Amount shall first be paid to the holders of the Series A Preferred Stock. If upon any Merger Event, the cash and securities (including, without limitation, debt securities) to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment of the Liquidation Amount to such holders, then all of the cash or securities (including, without limitation, debt securities) to be distributed in respect of such Merger Event shall be distributed ratably to the holders of the Series A Preferred Stock (and holders of shares of Preferred Stock ranking on a parity with or senior to the Series A Preferred Stock, if any) on the basis of the number of shares of Series A Preferred Stock (and shares of Preferred Stock ranking on a parity with or senior to the Series A Preferred Stock, if any) held. Upon or immediately prior to such Merger Event, the Corporation shall irrevocably provide for or pay to the holders of the Series A Preferred Stock such payment.

(d) Any securities or other property to be delivered to the holders of the Series A Preferred Stock pursuant to Subsection 6(a) hereof shall be valued as follows:

(i) If actively traded on a Stock Market and not subject to an investment letter or other similar restriction on free marketability, the value shall be deemed to be the Market Price as of the third day prior to the date of valuation.

(ii) If not actively traded on a Stock Market or subject to an investment letter or other similar restriction on free marketability, the value shall be the Fair Market Value.

(e) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending Merger Event as far in advance of the record date established for purposes of shareholder approval of the transaction as practicable or, if such approval is not required, for purposes of determining the rights of shareholders in stock transactions or, if such rights are not otherwise affected by the transaction, for purposes of the closing of such transaction. The holders of Series A Preferred Stock shall have a reasonable period of time after the date of such notice to elect to receive payment as provided in this Section.

(f) In the event of a consolidation or merger or other corporate reorganization, other than a Merger Event, the Corporation shall make appropriate provision to ensure that the terms of this Amended and Restated Certificate of Incorporation survive such transaction.

Section 7. No Redemption. Except as expressly provided elsewhere in this Amended and Restated Certificate of Incorporation, the holders of the Series A Preferred Stock shall not have the right to cause the Corporation, and the Corporation shall not have the right, to purchase, call, redeem or otherwise acquire for value any or all of the Series A Preferred Stock.

Section 8. Voting Rights.

(a) General. Except as otherwise provided herein or as required by law, each holder of shares of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series A Preferred Stock of such holder could be converted, pursuant to the provisions of Section 9 hereof, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

(b) Voting Together. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and any other Voting Stock shall vote together and not as separate classes. The Corporation may issue additional shares of Preferred Stock, which may vote together with the Series A Preferred Stock and Common Stock if the certificate of designations for such additional shares of Preferred Stock so provides.

(c) Separate Approval of Certain Actions by Series A Preferred Stock. So long as any shares of the Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than a Required Percentage of the outstanding shares of Series A Preferred Stock, voting separately as a class:

(i) amend or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Corporation’s By-Laws if such action would adversely alter the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(ii) cause or permit any Liquidation Event or Merger Event to occur;

(iii) declare or pay any dividend or other distribution on any shares of its capital stock (except dividends payable on the Series A Preferred Stock as provided in Section 4 or solely in shares of Common Stock or other securities of the Corporation), or apply any of its assets (including cash) to the redemption, retirement, purchase or acquisition, directly or indirectly, through Subsidiaries or otherwise, of shares of its capital stock or warrants, options or other rights to acquire the same (other than in connection with the liquidation or dissolution of the Corporation and other than repurchases of shares of Common Stock from employees of the Corporation or any Subsidiary pursuant to agreements that have been duly approved by the Board and which provide for such repurchases, at the original issue price, upon termination of employment by the Corporation or any Subsidiary);

(iv) increase the number of directors constituting the entire Board to more than seven or decrease the number of directors constituting the entire Board to less than three;

(v) create, authorize or issue any securities of the Corporation which have equity features, or which are convertible into or exchangeable for any securities of the Corporation which have equity features, and which rank senior to or on a parity with the Series A Preferred Stock (other than the Series A Preferred Stock authorized pursuant to Section 1) upon payment of dividends or upon liquidation or other distribution of assets, including by way of an increase in the authorized number of shares of Series A Preferred Stock;

(vi) reclassify any Junior Stock into shares having any preference or priority upon payment of dividends or upon liquidation or other distribution of assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

(vii) incur indebtedness for borrowed money in an amount that would cause the Corporation’s aggregate indebtedness for borrowed money to exceed $10,000,000;

(viii) establish any Subsidiary of the Corporation other than a wholly-owned Subsidiary, or sell or transfer any equity securities of any Subsidiary of the Corporation to any person other than the Corporation or a wholly-owned Subsidiary of the Corporation;

(ix) acquire the securities or a substantial portion of the assets of any other business for cash;

(x) adopt or amend any stock purchase or option plan or other incentive program or compensation arrangement or otherwise increase the aggregate number of options or other awards issued or issuable by the Corporation under any stock purchase plan or option plan or other incentive program or compensation arrangement as a result of which the total number of shares of Common Stock granted or available for grant to directors, officers, employees of, and advisors and consultants to, the Corporation under such plan(s), program(s) and arrangement(s) would exceed 750,000 shares of Common Stock (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Common Stock); or

(xi) take any action which, by itself, would result in taxation of the holders of Series A Preferred Stock under Section 305 of the Internal Revenue Code (or any comparable provision of the Internal Revenue Code of 1986 as hereafter from time to time amended).

Notwithstanding anything to the contrary contained in Section 8(c)(v), the Corporation shall not require the approval of the holders of the Series A Preferred Stock to issue an aggregate of $750,000 worth of parity securities; provided, that such securities have a conversion rate equal to or greater than the Conversion Rate of the Series A Preferred Stock.

Section 9. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at any time at the option of the holder thereof, into validly issued, fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided.

(b) Conversion Rate. The initial conversion price per share of Common Stock shall be equal to $1.00 (the “Conversion Price”) and shall be subject to adjustment only as specifically provided in Section 9(i). The rate at which each share of Series A Preferred Stock is convertible at any time into Common Stock (the “Conversion Rate”) shall be determined by dividing the then existing Conversion Price into $1.00.

(c) Dividends Upon Conversion. Upon conversion, all accrued and unpaid dividends (whether or not declared) on the Series A Preferred Stock, if any, shall be canceled.

(d) Mechanics of Conversion. Each holder of Series A Preferred Stock that desires to convert its shares of Series A Preferred Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. In the event that a notice to convert is given following a Notice pursuant to paragraph 9(g) below and such action described in paragraph 9(g) is not consummated on the terms described in such Notice, then the conversion shall, at the option of the holder of the Series A Preferred Stock who tendered for conversion, be voidable and such holder shall have the right to maintain ownership of the shares of Series A Preferred Stock tendered for conversion.

(e) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Rate, subject to adjustments as provided in Section 9(i) herein, (A) (A) on the date that the first registration statement filed by the Company with the Securities and Exchange Commission on Form SB-2 is declared effective by the Securities and Exchange Commission or (B) upon receipt by the Corporation of a written notice from the holders of a Required Percentage of the Series A Preferred Stock electing to convert their shares of Series A Preferred Stock.

(ii) Upon the occurrence of any of the events specified in paragraph 9(e)(i) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen, mutilated or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(f) Adjustment of Conversion Price.

(i) Adjustment for Stock Splits and Combinations. Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the Issuance Date, subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a “Change of Shares”), then, and thereafter upon each further Change of Shares, the Conversion Price in effect immediately prior to such Change of Shares shall be changed to a price (rounded to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall be made successively whenever such a subdivision or combination is made.

(ii) Adjustment for Certain Dividends and Distributions. In the event the Corporation shall, at any time or from time to time after the Issuance Date, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately prior to such Change of Shares shall be changed to a price (rounded to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(iii) Adjustments for Other Dividends and Distributions. In the event the Corporation shall, at any time or from time to time after the Issuance Date, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each such event, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 9 with respect to the rights of the holders of the Series A Preferred Stock and the payment of all interest and dividends and the distribution of all property in respect thereof; and provided further, however, that no such adjustment shall be made if the holders of the Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of the Series A Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then, and in each such event, provision shall be made so that the holders of each share of Series A Preferred Stock shall receive upon conversion thereof, in lieu of the number of shares of Common Stock that would otherwise be receivable thereupon, the kind and amount of shares of stock and other securities and property that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 9 with respect to the rights of the holders of the Series A Preferred Stock and the payment of all interest and dividends and the distribution of all property in respect thereof.

(v) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or other entity or the sale of all or substantially all of the assets of the Corporation to another corporation or other entity (collectively, an “Acquisition”), each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth in this Section 9 with respect to the rights and interests thereafter of the holders of shares of Series A Preferred Stock, to the end that the provisions set forth in this Section 9 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock. Upon the occurrence of an Acquisition, each holder of Series A Preferred Stock shall have the option of electing treatment of his shares of Series A Preferred Stock under either this Section 9(f)(v) or (if applicable) Section 6, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) days before the effective date of such event.

(vi) (A) Adjustments to Conversion Price for Dilutive Issues. Except as provided in Section 9(f)(vii), in case the Corporation shall, at any time or from time to time after the Issuance Date, issue or sell any Common Stock, any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (“Convertible Securities”), any rights, options or warrants to purchase or otherwise acquire Common Stock or any Convertible Securities (“Options”), in each case for a price per share or entitling the holders thereof to purchase Common Stock at a price per share (determined by dividing (i) the total amount, if any, received or receivable by the Corporation in consideration of the issuance or sale of such securities plus the total consideration, if any, payable to the Corporation upon exercise or conversion thereof (the “Total Consideration”) by (ii) the number of additional shares of Common Stock issuable upon exercise or conversion of such securities) which is less than the Conversion Price in effect on the date of such issuance or sale (the “Lesser Offering Price”), the Conversion Price shall be adjusted as of the date of such issuance to equal the Lesser Offering Price or, if on or after the date on which the Corporation makes the Regulatory Filing, then the Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be (x) the sum of (A) the number of shares of Preferred Stock outstanding on the record date of such issuance or sale plus (B) the Total Consideration divided by the current Conversion Price, and the denominator of which shall be (y) the number of shares of Preferred Stock outstanding on the record date of such issuance or sale plus the maximum number of additional shares of Preferred Stock issued, sold or issuable upon exercise or conversion of such securities For the purpose of the above calculations, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a Fully Diluted Basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted with shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

Upon the expiration of any Options or Convertible Securities, if such shall not have been exercised, the Conversion Price shall, upon such expiration, be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such Options or Convertible Securities been made based upon the issuance of only the number of shares of Common Stock actually issued on exercise of such Options or Convertible Securities; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such Options or Convertible Securities.

(vii) Exclusions from Dilutive Issues. Notwithstanding anything to the contrary contained in Section 9(f)(vi), no adjustment shall be required in the case of the issuance by the Corporation of:

(A) shares of Common Stock issued or issuable upon conversion of any Convertible Securities outstanding on the Issuance Date;

(B) shares of Common Stock issued or issuable as a dividend or distribution on shares of Series A Preferred Stock;

(C) up to 750,000 shares of Common Stock issued or issuable (either directly or upon exercise of Options or Convertible Securities issued or issuable) to directors, officers, employees of, and advisors and consultants to, the Corporation pursuant to stock purchase or option plans or other incentive programs or compensation arrangements that have been duly approved by the Board, provided that the issuance of any such shares (or the grant of any such Options or Convertible Convertibles) to any of the Corporation's senior executives shall have been approved by a compensation committee composed solely of outside directors;

(D) shares of Common Stock issued or issuable upon the exercise of (i) Options issued to the Corporation’s placement agent for the offer and sale of the Series A Preferred Stock or (ii) Options outstanding on the Original Issuance Date which are other than Options referred to in the foregoing clause (C); and

(E) shares of Common Stock issued or issuable by way of dividend, stock split, split-up or other distribution on shares of Common Stock referred to in the foregoing clauses (A), (B), (C) or (D).

(g) Prior Notice of Certain Events. In case:

(i) the Corporation shall declare any dividend (or any other distribution); or

(ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

(iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

(iv) of any consolidation or merger (including, without limitation, a Merger Event) to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 30 days prior to the applicable record date hereinafter specified, a notice (the “Notice”) stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

(h) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share or scrip to which the holder would otherwise be entitled, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price as of the close of business on the day of conversion.

(i) Changes in Conversion Rate. (A)The Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Corporation shall mail to the Registered Holders a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

(B) The Conversion Rate shall in no circumstances be altered or adjusted and shall remain constant, except as specifically described in this Section 9(i).

(j) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and for shares of Series A Preferred Stock issuable upon conversion, exercise or exchange of other securities, including but not limited to options and warrants. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of New York, to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price applicable to the shares of Series A Preferred Stock pursuant to this Section 9, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of a share of Series A Preferred Stock.

(l) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

Section 10. Notices. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, or delivered by hand against written receipt therefor, addressed to: the Corporation at its principal offices; or to the Registered Holder at such Registered Holder’s address as appearing on the books of the Corporation.

Section 11. No Amendment or Impairment. The Corporation shall not amend this Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment; provided, that the Corporation may obtain and rely on the approval of holders of a Majority of the Series A Preferred Stock as conclusively establishing the good faith and validity of any matter.

Section 12. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

Section 13. Outstanding Shares. For purposes of this Amended and Restated Certificate of Incorporation, all shares of Series A Preferred Stock shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock converted into Common Stock and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any Subsidiary of the Corporation.

Section 14. Status of Acquired Shares. Shares of Series A Preferred Stock received upon redemption, purchase, conversion or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

Section 15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

FIFTH: The foregoing Amendment of the Certificate of Incorporation of the Corporation was duly authorized by the Board of Directors of the Corporation and by the written consent of the holders of a majority of the shares of Common Stock and Series A Preferred Stock of the Corporation voting together as one class in accordance with Section 803(a) of the New York Business Corporation Law and by the written consent of the holders of more than two-thirds of the outstanding shares of Series A Preferred Stock.

IN WITNESS WHEREOF, Cornerstone Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed David Polinsky, its Secretary as of the 2nd day of February, 2007 and does hereby confirm the contents hereof to be true under the penalties of perjury.

CORNERSTONE PHARMACEUTICALS, INC. By /S/ David Polinsky David Polinsky, Secretary